Exhibit 99.1

J & J Snack Foods Announces Third Quarter Record Sales and Earnings

PENNSAUKEN, N.J.--(BUSINESS WIRE)--July 25, 2011--J & J Snack Foods Corp. (NASDAQ:JJSF) today announced record sales and earnings for its third quarter and nine months ended June 25, 2011.

Sales for the third quarter increased 9% to $206.3 million from $189.7 million in last year's third quarter. Net earnings increased 47% to $23.3 million from $15.9 million last year. Earnings per diluted share were $1.24 for the June quarter compared to $.85 last year. Operating income increased 4% to $27.1 million this year from $26.1 million in the year ago period.

For the nine months ended June 25, 2011, sales increased 6% to $524.7 million from $496.2 million in last year's nine months. Net earnings increased 22% to $39.1 million in the nine months from $32.0 million last year. Earnings per diluted share were $2.08 for the nine months compared to $1.71 last year. Operating income decreased 1% to $52.0 million from $52.4 million in the year ago period.

Net earnings for the third quarter and the nine months included a $6.6 million gain on bargain purchase of a business. Without this gain, net earnings were $16.7 million, or $.89 per diluted share, for the quarter and $32.5 million, or $1.73 per diluted share, for the nine months.

Gerald B. Shreiber, J & J’s President and Chief Executive Officer, commented, "While all of our businesses contributed to the quarter's success, a particularly strong performance by our ICEE group highlighted the quarter."

J & J Snack Foods Corp.’s principal products include SUPERPRETZEL, PRETZEL FILLERS and other soft pretzels, ICEE and SLUSH PUPPIE frozen beverages, LUIGI’S, MAMA TISH’S, SHAPE UPS, MINUTE MAID* and BARQ’S** frozen juice bars and ices, WHOLE FRUIT sorbet and frozen fruit bars, MARY B’S biscuits and dumplings, DADDY RAY’S fig and fruit bars, TIO PEPE’S and CALIFORNIA CHURROS churros, THE FUNNEL CAKE FACTORY funnel cakes, MRS. GOODCOOKIE, CAMDEN CREEK, COUNTRY HOME and READI-BAKE cookies, PATIO burritos and HAND FULLS and HOLLY RIDGE BAKERY filled handheld products. J & J has manufacturing facilities in Pennsauken, Bridgeport and Bellmawr, New Jersey; Scranton, Hatfield and Chambersburg, Pennsylvania; Carrollton, Texas; Atlanta, Georgia; Moscow Mills, Missouri; Pensacola, Florida; Colton, Vernon and Norwalk, California; Holly Ridge, North Carolina; and Weston, Oregon.

*MINUTE MAID is a registered trademark of The Coca-Cola Company.

**BARQ’S is a registered trademark of Barq’s Inc.

	Unaudited Consolidated Statement of Operations
	Three Months Ended		Nine Months Ended
	June 25	June 26	June 25	June 26
	2011	2010	2011	2010
	(in thousands)
Net sales	$206,328	$189,729	$524,691	$496,192
Cost of goods sold	138,787	124,698	362,027	335,345
Gross profit	67,541	65,031	162,664	160,847
Operating expenses	40,480	38,969	110,676	108,474
Operating income	27,061	26,062	51,988	52,373
Other income	6,797	236	7,168	717
Earnings before income taxes	33,858	26,298	59,156	53,090
Income taxes	10,532	10,437	20,077	21,138
Net earnings	$23,326	$15,861	$39,079	$31,952

Earnings per diluted share	$1.24	$.85	$2.08	$1.71
Earnings per basic share	$1.25	$.86	$2.10	$1.73
Weighted average number of diluted shares	18,829	18,731	18,766	18,705
Weighted average number of basic shares	18,700	18,529	18,639	18,516

		Consolidated Balance Sheets
		June 25, 2011		September 25, 2010
		(Unaudited)
		(in thousands)

Cash & cash equivalents		$79,643		$74,665
Current marketable securities held to maturity		25,528		15,481
Other current assets		154,979		130,385
Property, plant & equipment, net		122,375		110,092
Goodwill		70,070		70,070
Other intangible assets, net		53,140		55,284
Marketable securities held to maturity		29,998		26,300
Other		2,213		1,717
Total		$537,946		$483,994

Current liabilities		$84,059		$71,081
Long-term obligations under capital leases		429		619
Deferred income taxes		34,538		30,401
Other long-term liabilities		1,162		1,318
Stockholders’ equity		417,308		380,575
Total		$537,496		$483,994

The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof.

CONTACT:
J & J Snack Foods Corp.
Dennis G. Moore
Senior Vice President
Chief Financial Officer
856-532-6603